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                                                                   EXHIBIT 99.1

                                       [BAYARD DRILLING TECHNOLOGIES, INC. LOGO]
CONTACT DAVID E. GROSE

Bayard Drilling Technologies, Inc.
Phone 405-840-9550
Fax 405-840-9553
4005 NW Expressway, Suite 550E
Oklahoma City, Oklahoma 73116

PRESS RELEASE


BAYARD ANNOUNCES ADOPTION OF STOCKHOLDER RIGHTS PLAN


     OKLAHOMA CITY, OKLAHOMA (AUGUST 21, 1998): Bayard Drilling Technologies, Inc. (ASE: BDI) announced today that its Board of Directors has adopted a Stockholder Rights Plan designed to provide additional negotiating leverage to the Company's Board of Directors in the event of an unsolicited takeover bid and to protect the Company's stockholders against inadequate offers and abusive takeover tactics. Under the terms of the Rights Plan, the Company will distribute one Right for each outstanding share of Common Stock to holders of record at the close of business on September 1, 1998. The Rights Plan would be triggered if an acquiring party accumulates 15% or more of the Company's Common Stock and would entitle holders of the Rights to purchase either the Company's stock or shares in an acquiring entity with a market value equal to twice the price paid. The Company would generally be entitled to redeem the Rights at one cent per Right at any time until the 10th day following the time the rights become exercisable. The Rights will expire on August 21, 2008.

     Commenting on the adoption of the Rights Plan, the Company's Chief Executive Officer, James E. Brown said, "The adoption of the Rights Plan is a means of safeguarding against abusive takeover tactics and is not in response to any accumulation of shares or hostile takeover attempt. The Board of Directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of the Company's stockholders." Mr. Brown said the Rights Plan is similar to those adopted by over 1800 other companies, and that details of the new Rights Plan will be outlined in a letter to be mailed to stockholders following the record date and in the Company's Form 8-K filing with the Securities and Exchange Commission.

     Bayard Drilling Technologies is a leading provider of land drilling services to major and independent oil and gas companies in the Mid-Continent and Gulf Coast and South Texas regions. Bayard currently owns 88 drilling rigs (73 of which are being actively marketed at the time of this release) and focuses its operations onshore in Oklahoma, Texas, Louisiana, Alabama and Mississippi. For further information, please contact Bayard's Chief Financial Officer, David Grose, at 405-840-9550, ext. 204 or Investor Relations at 405-840-9550, ext. 201.


FOR IMMEDIATE RELEASE: Friday, August 21, 1998                             more
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o Page 2                    Bayard Announces Adoption of Stockholder Rights Plan


     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release contains statements that are forward-looking in nature, such as statements relating to the beneficial effects of adoption of the Rights Plan. Such statements involve important risks and uncertainties that could significantly affect anticipated results in the future and cause actual results to differ from those expressed in any such forward-looking statements.



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